Exhibit 5.2

November 20, 2012

The Bon-Ton Stores, Inc.

The Bon-Ton Department Stores, Inc.

2801 East Market Street

York, Pennsylvania 17402

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Ohio local counsel to The Elder-Beerman Stores Corp., an Ohio corporation (“EBSC”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Parent”),  The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (the “Issuer”), EBSC, and the other subsidiaries of the Issuer named in the Registration Statement as guarantors (the “Other Guarantors” and, together with the Parent and EBSC, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance and exchange (the “Exchange Offer”) of $329,998,000 aggregate principal amount of 10 5/8% Second Lien Senior Secured Notes due 2017 (the “Exchange Notes”) for any and all of the Issuer’s outstanding 10 5/8% Second Lien Senior Secured Notes due 2017 (the “Initial Notes”) which were issued on July 9, 2012 in a private offering pursuant to an indenture (the “Indenture”), dated as of July 9, 2012, by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee and collateral agent. The Exchange Notes will be guaranteed, pursuant to a separate guarantee (the “Guarantee”) and Article 10 of the Indenture, on a joint and several basis by the Guarantors.

In rendering such legal opinions, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, including the following:

1.                                      The Exchange Notes;

2.                                      The Initial Notes;

3.                                      The Indenture;

4.                                      The Supplemental Indenture dated as of July 9, 2012 by and among the Issuer, the Guarantors and The Bank of New York Mellon;

5.                                      The Registration Statement;

6.                                      The Guarantee;

7.                                      Certificate of Good Standing for EBSC issued by the Secretary of State of the State of Ohio as of September 28, 2012 (“EBSC Certificate”);

8.                                      Certified copy of the Articles of Incorporation of EBSC certified by the Secretary of EBSC on September 28, 2012 (“EBSC Articles”);

9.                                      Certified copy of the Amended Code of Regulations of EBSC certified by the Secretary of EBSC on September 28, 2012 (“EBSC Code,” and, together with the EBSC Articles, the “Organizational Documents”);

10.                               Action by Unanimous Consent of the Board of Directors of EBSC, dated September 28, 2012 (“EBSC Action”), as certified by the Secretary of the Company; and

11.                               Secretary’s Certificate of EBSC dated September 28, 2012.

The documents listed in Items 1 through 6 are sometimes collectively referred to herein as the “Subject Documents.”

As to various questions of fact material to our opinion, we have, without independent investigation, relied upon certificates of officers of EBSC.  Any opinion hereinafter set forth relative to the good standing of EBSC under the laws of the State of Ohio is based exclusively upon the EBSC Certificate, and we have not conducted an independent review or investigation of the matters set forth in such certificate. We have made no examination and express no opinion as to the business, operations or financial condition of EBSC or the effect thereon of the transactions contemplated by the Exchange Offer.

In connection with rendering this opinion, we have assumed, without independent investigation, the following:

A.                                    The genuineness of all signatures of all persons (other than EBSC), if any, signing any documents and the authenticity and completeness of all documents submitted to us as originals;

B.                                    All documents submitted to us as copies of originals in connection with this opinion conform to the originals thereof;

C.                                    The legal capacity of all natural persons;

D.                                    The full power and authority of each person (other than EBSC) to execute, deliver and perform each documents heretofore executed and delivered or hereafter to be executed and delivered, and to each other act heretofore done or hereafter to be done by such person;

E.                                     The due authorization, execution and delivery by each person (other than EBSC) of each document theretofore executed and delivered or hereafter to be executed and delivered by such person;

F.                                      All statement regarding matters of fact in the certificates, records, agreements, instruments, and documents that we have examined are accurate and complete; and

G.                                    All authorizing actions, resolutions and organizational documents submitted to us by or on behalf of the Parent, Issuer and the Other Guarantors are complete, accurate and have not been amended or supplemented.

Based upon the foregoing, and upon such investigation and review as we have deemed necessary to enable us to render this opinion (as qualified herein), we are of the opinion (subject to the additional assumptions, qualifications, exceptions and limitations stated in this letter) that:

I.                                        EBSC is a duly organized corporation, validly existing and in good standing under the laws of the State of Ohio.

II.                                   EBSC has the corporate power to execute, deliver and perform all of its obligations under the Guarantee. The execution and delivery of the Guarantee has been duly authorized by requisite corporate action on the part of EBSC.

III.                              The execution and delivery by EBSC of the Guarantee and performance by EBSC of its obligations under the Guarantee do not conflict with the Organizational Documents of EBSC.

IV.                               The execution and delivery by EBSC of the Guarantee and performance by EBSC of its obligations under the Guarantee do not violate any provision of the laws of the State of Ohio.

V.                                                The execution and delivery by EBSC of the Guarantee and performance by EBSC of its obligations under the Guarantee do not require the consent or approval of, or any filing or registration by EBSC with, any governmental authority of the state of Ohio, except where the failure to obtain or make such consent, approval or filing would not reasonably be expected, individually or in the aggregate, to adversely affect the ability of EBSC to validly execute, deliver and perform its obligations under the Guarantee.

The foregoing opinions are subject to the following additional assumptions, qualifications, exceptions and limitations:

(A)                               The opinions set forth herein address only the specific legal issues explicitly addressed in this letter and do not address any other matters.

(B)                               Our opinions are subject to and affected by (i) applicable bankruptcy, insolvency, avoidance, receivership, reorganization, moratorium and similar laws affecting the rights of creditors generally, including, without limitation, statutory and other laws regarding fraudulent transfers, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Moreover, the exercise by parties of their rights and remedies under the Subject Documents could be subject to limitation if (a) the enforcement of such rights and remedies is not reasonably necessary for the protection of the parties, (b) the penalties imposed bear no reasonable relation to the damages suffered, (c) the enforcement of the rights and remedies violates the obligations of the parties of fair dealing and to act in good faith or (d) the events of default are deemed by a court not to be material.

(C)                               We express no opinion relating to the applicability or effect of any (i) state securities laws and regulations; (ii) state tax laws or regulations; (iii) compliance with fiduciary duty requirements; (iv) Federal Reserve Board margin regulations; and (v) fraudulent transfer and fraudulent conveyance laws.

(D)                               Any provisions of the Subject Documents providing for the payment of interest may be unenforceable if interest thereunder exceeds twenty-five percent (25%) per annum by reason of Section 2905.21(H) of the Ohio Revised Code concerning criminal usury.  Said section prohibits, inter alia, the charging of interest “at a rate exceeding twenty-five percent (25%) per annum or the equivalent rate for a longer or shorter period, unless. . . . .the rate of interest is otherwise authorized by law.”

(E)                                This letter does not address and contains no United States federal tax advice and may not be used or relied upon for purposes of avoiding United States federal tax penalties.

(F)                                 This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

The opinions expressed above are intended solely for the benefit of the Issuer, the Parent, EBSC and their respective successors and assigns in interest of each, and may not be relied upon by any other person without our written consent other than the holders of the Exchange Notes. This opinion letter speaks only as of its date, and we assume no obligation to advise you of any changes in facts or law or of anything coming to our attention bearing upon the accuracy of or completeness of any assumption, whether or not material, which may be brought to our attention at a later date.  Our attorneys are admitted to the practice of law in the State of Ohio, and we render no opinion with respect to the laws or requirements of any other state or any federal laws governing the transaction contemplated by the Subject Documents or the effect of any of such laws on the matters with respect to which opinions are given herein. This opinion does not constitute a guarantee of the Subject Documents or of the obligations of EBSC thereunder or of the obligations of the EBSC for the Exchange Offer or any other matter referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing the Subject Documents or any such obligations.  Furthermore, as attorneys, we render no opinion with respect to the past, present or future financial condition of EBSC.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  We also Consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) solely for the purposes of Paul Weiss’s opinion letter to the Issuer and the Parent, dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Respectfully submitted,

/s/ Ulmer & Berne LLP
ULMER & BERNE LLP